Exhibit 10.3

SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of June 30, 2016 (the “Amendment Date”), by and among OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314 (in its individual capacity, “Oxford”; and in its capacity as Collateral Agent, “Collateral Agent”), the Lenders listed on Schedule 1.1 to the Loan Agreement (as defined herein)  from time to time including Oxford in its capacity as a Lender (each a “Lender” and collectively, the “Lenders”) and BIOCEPT, INC., a Delaware corporation with offices located at 5810 Nancy Ridge Drive, San Diego, California  92121 ( “Borrower”).

WHEREAS, Collateral Agent, Borrower and Lenders party thereto from time to time have entered into that certain Loan and Security Agreement, dated as of April 30, 2014 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Lenders have provided to Borrower certain loans in accordance with the terms and conditions thereof; and

WHEREAS, Borrower, Lenders and Collateral Agent desire to amend certain provisions of the Loan Agreement as provided herein and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Borrower, Lenders and Collateral Agent hereby agree as follows:

1.	Capitalized terms used herein but not otherwise defined shall have the respective meanings given to them in the Loan Agreement.

2.	Section 2.2(b) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

Repayment.  Borrower shall make monthly payments of interest only commencing on the first (1st) Payment Date following the Funding Date of each Term Loan, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the First Amortization Date.  Borrower agrees to pay, on the Funding Date of each Term Loan, any initial partial monthly interest payment otherwise due for the period between the Funding Date of such Term Loan and the first Payment Date thereof.  Commencing on the First Amortization Date, and continuing on the Payment Date of each month thereafter through and including June 1, 2016, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to thirty-six months.  Commencing on the Interest-Only Date, Borrower shall make monthly payments of interest only, and continuing on the Payment Date of each successive month thereafter through and including the Payment Date immediately preceding the Second Amortization Date.  Commencing on the Second Amortization Date, and continuing on the Payment Date of each month thereafter, Borrower shall make consecutive equal monthly payments of principal and interest, in arrears, to each Lender, as calculated by Collateral Agent (which calculations shall be deemed correct absent manifest error) based upon: (1) the then outstanding amount of such Lender’s Term Loan, (2) the effective rate of interest, as determined in Section 2.3(a), and (3) a repayment schedule equal to either (i) twenty-two months (if the Second Amortization Date is October 1, 2016) or (ii) nineteen months  (if the Second Amortization Date is January 1, 2017).  All unpaid principal and accrued and unpaid interest with respect to each Term Loan is due and payable in full on the Maturity Date of such Term Loan.  Each Term Loan may only be prepaid in accordance with Sections 2.2(c) and 2.2(d).

3.

Section 2.5 of the Loan Agreement is hereby amended by deleting the word “and” at the end of subsection (c) thereof, replacing “.” at the end of subsection (d) thereof with “; and” and adding the following subsection (e) thereto:

(e)Second Amendment Fee.  Second Amendment Fee which shall be due and payable on the earlier of (i) the Maturity Date, (ii) the date on which when the then aggregate outstanding principal amount of the Term Loans becomes payable under Section 2.2(c) or (iii) the date on which the then aggregate outstanding principal amount of the Term Loans is paid by Borrower under Section 2.2(d).

4.	Section 13.1 of the Loan Agreement is hereby amended by deleting the term “Amortization Date.”

5.	Section 13.1 of the Loan Agreement is hereby amended by adding the following definitions thereto in alphabetical order:

“Additional I/O Event” is the occurrence, after the Second Amendment Date and on or before September 30, 2016, of either (i) an Equity Event or (ii) the receipt by the Borrower of a signed letter of intent relating to a Sale of the Borrower, in form and substance satisfactory to Collateral Agent.

“Equity Event” is the receipt by Borrower of unrestricted net cash proceeds of not less than Seven Million Dollars ($7,000,000) from the issuance and sale by Borrower of its equity securities.

“First Amortization Date” is August 1, 2015.

“Interest-Only Date” is July 1, 2016.

“Sale of the Borrower” is any of the following: (a) a sale or other disposition by Borrower of all or substantially all of its assets; (b) a merger or consolidation of Borrower into or with another person or entity, where the holders of Borrower’s outstanding voting equity securities as of immediately prior to such merger or consolidation hold less than a majority of the issued and outstanding voting equity securities of the successor or surviving person or entity as of immediately following the consummation of such merger or consolidation; or (c) any sale, in a single transaction or series of related transactions, by the holders of Borrower’s outstanding voting equity securities, to one or more buyers, of such securities, where such holders do not, as of immediately following the consummation of such transaction(s), continue to hold at least a majority of Borrower’s issued and outstanding voting equity securities.

“Second Amendment Date” is June 30, 2016.

“Second Amendment Fee” is (i) Fifty Thousand Dollars ($50,000.00), if the Additional I/O Event does not occur or (ii) Seventy-Five Thousand Dollars ($75,000.00), if the Additional I/O Event occurs.

“Second Amortization Date” is (i) October 1, 2016, if the Additional I/O Event does not occur or (ii) if the Additional I/O Event occurs, January 1, 2017.

6.	Section 13.1 of the Loan Agreement is hereby amended by amending and restating the following definitions therein as follows:

“Obligations” are all of Borrower’s obligations to pay when due any debts, principal, interest, Lenders’ Expenses, the Prepayment Fee, the Final Payment, the Second Amendment Fee, and other amounts Borrower owes the Lenders now or later, in connection with, related to, following, or arising from, out of or under, this Agreement or, the other Loan Documents (other than the Warrants or any equity instrument), or otherwise, and including interest accruing after Insolvency Proceedings begin (whether or not allowed) and debts, liabilities, or obligations of Borrower assigned to the Lenders and/or Collateral Agent, and the performance of Borrower’s duties under the Loan Documents (other than the Warrants or any equity instrument).

“Maturity Date” is July 1, 2018.

7.	Subsection (e) of the definition of “Permitted Indebtedness” set forth in Section 13.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“(e)Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed One Million Two Hundred Thousand Dollars ($1,200,000.00) at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made);”

8.

The amortization table attached to the Disbursement Letter dated April 30, 2014 is hereby amended and restated in its entirety as set forth on Exhibit A hereto and shall be further amended and restated in its entirety upon the occurrence (if any) of the Additional I/O Event to reflect the change to the Second Amortization Date (in accordance with its definition).

9.	Limitation of Amendment.

a.

The amendments set forth in Sections 2 through 7, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Lenders may now have or may have in the future under or in connection with any Loan Document.

b.

This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

10.	To induce Collateral Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lenders as follows:

a.

Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

b.	Borrower has the power and due authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

c.

The organizational documents of Borrower delivered to Collateral Agent on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

d.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (i) any law or regulation binding on or affecting Borrower, (ii) any contractual restriction with a Person binding on Borrower, (iii) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (iv) the organizational documents of Borrower;

e.

The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

f.

This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

11.

Except as expressly set forth herein, the Loan Agreement shall continue in full force and effect without alteration or amendment.  This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.

12.

This Amendment shall be deemed effective as of the Amendment Date upon (a) the due execution and delivery to Collateral Agent of this Amendment by each party hereto and (b) Borrower’s payment of all Lenders’ Expenses incurred through the date hereof, which may be debited from any of Borrower’s accounts with Lenders.

13.	This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument.

14.	This Amendment and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Loan and Security Agreement to be executed as of the date first set forth above.

BORROWER:

BIOCEPT, INC.

By /s/Michael W. Nall
Name: Michael W. Nall
Title: President and Chief Executive Officer

COLLATERAL AGENT AND LENDER:

OXFORD FINANCE LLC

By /s/ Mark Davis
Name: Mark Davis
Title: VP - Finance, Secretary & Treasurer

[Signature Page to Second Amendment to Loan and Security Agreement]